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                                                                      EXHIBIT 5


                                October 12, 1994



Board of Directors
Deposit Guaranty Corp.
210 East Capitol Street
Jackson, Mississippi  39201

Gentlemen:

                 We have acted as counsel to Deposit Guaranty Corp. in connection with the preparation of its Registration Statement on Form S-4 for registration of 680,539 shares of Common Stock, no par value, under the Securities Act of 1933. Such shares are to be issued pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 8, 1994, by and among Deposit Guaranty Corp., CNC Acquisition Corp., Commercial National Corporation, Commercial National Bank, LBO Bancorp,Inc. and Louisiana Bank.

                 We have examined the Merger Agreement, the Articles of Incorporation and the amendments thereto of Deposit Guaranty Corp., and such other documents as we deemed relevant.

                 Based on the foregoing, it is our opinion that the 680,539 shares of Common Stock of Deposit Guaranty Corp. to be registered under the Securities Act of 1933, when issued pursuant to the Merger Agreement will be legally issued, fully paid and non-assessable shares of Common Stock of Deposit Guaranty Corp.

                 We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Opinion" in the Prospectus comprising Part I of the Registration Statement.

                                                     Sincerely,

                                                     /s/Watkins Ludlam & Stennis

                                                     WATKINS LUDLAM & STENNIS